 FORM 4

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                                                          OMB APPROVAL
                                                  -----------------------------
                                                  OMB Number:         3235-0287
                                                  Expires:     January 31, 2005
                                                  Estimated average burden
                                                  hours per response........0.5
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[ ] Check box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue. See
    Instruction 1(b).


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     EDELSTEIN                        DAVID
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     (Last)                          (First)             (Middle)

                    c/o THE MAJOR AUTOMOTIVE COMPANIES, INC.
                              43-40 NORTHERN BOULEVARD
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                                    (Street)

     LONG ISLAND CITY               NEW YORK              11101
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     (City)                          (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                     THE MAJOR AUTOMOTIVE COMPANIES, INC. (MAJR)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     APRIL 30, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Reporting
     (Check applicable line)

     |X|  Form Filed By One Reporting Person
     |_|  Form Filed By More Than One Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                              5.
                                                                                              Amount of      6.
                                                               4.                             Securities     Owner-
                                     2A.                       Securities Acquired (A) or     Beneficially   ship
                          2.         Deemed       3.           Disposed of (D)                Owned          Form:       7.
                          Trans-     Execution    Transaction  (Instr. 3, 4, and 5)           Following      Direct      Nature of
                          action     Date, if     Code         ------------------------------ Reported       (D) or      Indirect
1.                        Date       any          (Instr. 8)                   (A)            Transactions   Indirect    Beneficial
Title of Security         (Month/    (Month/      ------------                 or             (Instr. 3      (I)         Ownership
(Instr. 3)                Day/Year)  Day/Year)     Code     V      Amount      (D)    Price   and 4)         (Instr. 4)  (Instr. 4)
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
COMMON STOCK              4/30/03                   A              4,500        A     $0.74      9,900           D
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                                                                                                 1,980           I       BY
                                                                                                                         CHILDREN
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

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.
                                                                                                          Number
                                                                                                          of        10.
                                                                                                          Deriv-    Owner-
                                                                                                          ative     ship
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise    3.       Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   Trans-   Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D)      Bene-
1.           of      action   tion     Code     of (D)        (Month/Day/Year)            Amount  ative   Reported  or In-   ficial
Title of     Deriv-  Date     Date     (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   (Month/  (Month/  8)       4 and 5)      Date     Expira-            Number  ity     action    (I)      ship
Security     Secur-  Day/     Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)    Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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

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
Explanation of Responses:


 /s/ David Edelstein
--------------------------------
 David Edelstein                       May 2, 2003


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space is insufficient, see Instruction 6 for procedure.